EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made effective May 11, 2011, by and between Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Company”), and Clifford Chamblee  (“Executive”), an individual residing in Cypress, Texas.  The Company and Executive are collectively referred to herein as the “Parties,” and individually referred to as a “Party.”

RECITALS:

WHEREAS, the Company and Executive mutually desire to enter into an employment agreement setting forth the terms and conditions of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is AGREED as follows:

1.
Purpose.  The purpose of this Agreement is to set forth the terms and conditions of Executive’s employment with the Company.  This Agreement represents both Parties’ intentions with respect to the terms and conditions of Executive’s employment with the Company.

2.	Definitions. For the purposes of this Agreement, the following words shall have the following meanings:

(a)
“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person.  The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  With respect to any amount under this Agreement that is deferred compensation subject to Code Section 409A, for the purposes of Code Section 409A only, Affiliate shall mean all Persons with whom the Company would be considered a single employer under Code Section 414(b) or 414(c) and for the purposes of a Separation from Service (as defined in Section 2(o)) and determining the controlled group but using fifty percent (50%) instead of eighty percent (80%) pursuant to Treasury Regulation § 1.409A-1(h)(3).

(b)	“AICP” or “Annual Incentive Compensation Plan” means any Company annual incentive compensation cash bonus plan in which Executive participates, as in effect from time to time.

(c)
“Annual Cash Compensation” means, with respect to a Change in Control, the sum of (i) the amount of Executive’s Base Annual Salary for the year in which the Change in Control occurs and (ii) the target AICP bonus which could be payable to Executive under the AICP for the calendar year in which the Change in Control occurs assuming that the Company and Executive have fully met all performance criteria (financial, personal or otherwise) but not including a multiplier that may be applicable to result in a maximum bonus, and annualized for the purpose of this calculation; provided, however, that if the target bonus opportunity or the performance criteria for an AICP bonus has not been established for the year of the Change in Control, the AICP amount under this definition shall be calculated using the target bonus opportunity from the immediately preceding calendar year.

(d)	“Base Annual Salary” means Executive’s base annual salary as described in Section 5(a) hereof.

(e)	“Board” means the board of directors of the Company.

(f)
“Cause” means in connection with a termination of Executive’s employment by the Company:  (i) embezzlement or theft by Executive of any property of the Company or its Affiliates; (ii) any breach by Executive of any material provision of this Agreement; (iii) any act by Executive constituting a felony or otherwise involving theft, fraud, gross dishonesty, or moral turpitude; (iv) negligence or willful misconduct on the part of Executive in the performance of his duties as an employee, officer, or director of the Company or its Affiliates; (v) Executive’s breach of his fiduciary obligations to the Company or its Affiliates; (vi) Executive’s material violation or breach of the policies or procedures of the Company and its Affiliates (including but not limited to blackout periods for trading Common Stock); or (vii) any chemical dependence of Executive which adversely affects the performance of his duties and responsibilities to the Company or its Affiliates.

(g)
“Change in Control” means a “Change in Control Event” within the meaning of Treasury Regulation § 1.409A-3(i)(5) and described in paragraphs (i), (ii) or (iii) below or any combination thereof as permitted in the Treasury Regulations with respect to the Company:

(i)
A change in ownership that occurs when one person or a group (as determined for the purposes of Code Section 409A) acquires stock that, combined with stock previously owned, controls more than fifty percent (50%) of the value or voting power of the stock of the Company (incremental increases in ownership by a person or group that already owns fifty percent (50%) of the Company prior to such increase do not result in a change in ownership);

(ii)
A change in effective control that occurs on the date that, during any 12-month period, either (x) any person or group acquires stock possessing forty-five percent (45%) or more of the voting power of the Company, or (y) the majority of the Board (or, if applicable, the board of directors of the Company’s ultimate parent) is replaced by persons whose appointment or election is not endorsed by a majority of the Board (or, if applicable, the board of directors of such ultimate parent) prior to the date of the appointment or election; or

(iii)
A change in ownership of a substantial portion of the assets that occurs on the date that a person or a group acquires, during any 12-month period, assets of the Company having a total gross fair market value equal to eighty-five percent (85%) or more of the total gross fair market value of all of the Company’s assets; provided, however, that there is no change in control event under this paragraph (iii) when there is a transfer to:  (w) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (x) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company immediately after the asset transfer; (y) a person, or more than one person acting as a group, that owns immediately after the asset transfer, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (z) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in item (y) within the meaning of Code Section 409A. For the purposes of this paragraph (iii), “gross fair market value” shall have the meaning as provided in Code Section 409A.

(h)	“Code” means the Internal Revenue Code of 1986, as amended.

(i)	“Common Stock” means common stock, no par value, of the Company, or any successor security issued in lieu thereof.

(j)	“Compensation Committee” means the compensation committee of the Board.

(k)
“Confidential Information” means information (i) disclosed to or known by Executive as a consequence of or through his employment with the Company; (ii) not generally known outside the Company; and (iii) which relates to any aspect of the Company, its Affiliates or their business, research, or development. “Confidential Information” includes, but is not limited to, the Company’s and its Affiliate’s trade secrets, proprietary information, business plans, marketing plans, financial information, compensation and benefit information, cost and pricing information, customer contacts, suppliers, vendors, and information provided to the Company or its Affiliates by a third party under restrictions against disclosure or use by the Company, its Affiliates or others.

(l)
“Conflict of Interest” means any activity which might adversely affect the Company or its Affiliates, including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer, or other entity with which the Company or its Affiliates does business.

(m)
“Copyright Works” means materials for which copyright protection may be obtained including, but not limited to: literary works (including all written material), computer programs, artistic and graphic works (including designs, graphs, drawings, blueprints, and other works), recordings, models, photographs, slides, motion pictures, and audio-visual works, regardless of the form or manner in which documented or recorded.

(n)	“Company” means Helix Energy Solutions Group, Inc., a Minnesota corporation.

(o)
“Date of Termination” means the date of termination of Executive’s employment by the Company and that is a “Separation from Service” within the meaning of Code Section 409A, which means a termination of Executive’s employment with the Company (and its controlled group within the meaning of Treasury Regulation § 1.409A-1(h)(3)) in accordance with the Company’s policies and procedures; provided, however, that the Company and Executive reasonably anticipate that no further services will be performed after the termination date or that the level of bona fide services Executive will perform after such date (whether as an employee or an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period or the full period of service to the Company if Executive has been providing services to the Company for less than 36 months.

(p)
“Disability” or “Disabled” means any physical or mental incapacity, disease or affliction, as determined by a legally qualified medical practitioner selected by the Company which prevents Executive to a substantial degree from performing his obligations after reasonable accommodation from the Company.

(q)	“Effective Date” means May 11, 2011.

(r)
“Equity-Based Awards” means stock options, restricted stock, restricted stock units, performance vesting stock, performance stock units, and any other award granted by the Company, which derives its value based upon the Common Stock, regardless whether such award is ultimately intended to be settled in stock or cash.

(s)
“Good Reason” means, in connection with a termination of employment by Executive, the occurrence of any of the following without Executive’s written consent (except in connection with the termination of employment of Executive by the Company for Cause or Disability):

(i)	a material diminution in Executive’s Base Annual Salary;

(ii)	a material diminution in Executive’s authority, duties, or responsibilities;

(iii)	a material change in geographic location at which Executive must perform the services; or

(iv)	any other action or inaction that constitutes a material breach by the Company of the terms of this Agreement.

(t)
“Inventions” means inventions (whether patentable or not), discoveries, improvements, designs, and ideas (whether or not shown or described in writing or reduced to practice) including, and in addition to any such Confidential Information or Copyright Works.

(u)
“LTIP” or “Long Term Incentive Plan” means the Company’s 2005 Long-Term Incentive Plan or other long-term incentive plan of the Company pursuant to which Executive receives Equity Based Awards, as in effect from time to time.

(v)
“Person” means, for the purposes of the term Affiliate in Section 2(a) hereof, and as used in Section 7(e) hereof, any partnership, corporation, limited liability company, group, trust or other legal entity.

(w)
“Retirement” means a termination of Executive’s employment under circumstances as shall constitute retirement from the Company based on age and/or years of employment, as determined by the Board, in its sole discretion, in accordance with written policies adopted by the Board from time to time; in absence of the adoption of such policy, Executive’s resignation on or after attainment of age 65 shall be deemed to be “Retirement” for purposes of this Agreement.

3.
Duration.  This Agreement shall become effective on the Effective Date and shall terminate on the second (2nd) anniversary of the Effective Date, unless earlier terminated as hereinafter provided, provided that commencing on the second anniversary date of the Effective Date and each second anniversary date thereafter, the term of this Agreement shall automatically be extended for two additional years unless, no later than ninety (90) days prior to the applicable anniversary date, the Company or Executive shall give written notice to the other that it or he, respectively, does not wish to extend the term of this Agreement, in which case this Agreement shall terminate on the applicable anniversary date.

4.
Duties and Responsibilities.  Commencing on the Effective Date of this Agreement, Executive shall diligently render his services to the Company as Executive Vice President – Contracting Services in a manner customary for such officers or equivalent positions and in accordance with the Company’s directives, and shall use his best efforts and good faith in fulfilling such responsibilities and in accomplishing such directives.  Executive agrees to devote his full-time efforts, abilities, and attention to the business of the Company, and shall not engage in any activities which will interfere with such efforts.  Executive shall well and faithfully serve the Company during the continuance of his employment hereunder and shall use his best efforts to promote the interests of the Company.  Executive’s principal place of employment will be at the Company’s corporate headquarters in Houston, Texas.  Executive hereby acknowledges that he is a fiduciary with respect to the Company and its Affiliates and shall act in accordance and otherwise comply with his fiduciary obligation to the Company and its Affiliates.

5.	Compensation and Benefits. In return for the services to be provided by Executive pursuant to this Agreement, the Company agrees to pay Executive as follows:

(a)
Base Annual Salary.  Executive shall receive a Base Annual Salary annually of Three Hundred Fifty Thousand Dollars ($350,000) payable every two weeks, subject to deduction of statutorily required amounts, including but not limited to, withholding for federal, state and local income taxes, and amounts payable by employees of the Company for employee benefits.  The annual salary to be paid by the Company to Executive shall be reviewed at least annually and may from time to time be increased (but may not be decreased) as approved by the Company (any such increased amount shall then be referred to as “Base Annual Salary” for the purposes of this Agreement).

(b)
Annual Incentive Compensation Plan.  Executive shall be eligible to receive an Annual Incentive Compensation Plan bonus, with the components, target and maximum amounts based on a percentage of Executive’s Base Annual Salary, each as determined by the Board or Compensation Committee, in its sole discretion, subject to the terms of the AICP.  Subject to the foregoing, a portion of the annual AICP bonus may be based upon the Company’s financial performance and a portion of the AICP may be based upon achievement of Executive’s individual performance objectives, all as may be determined by the Board or Compensation Committee, in its sole discretion, provided that Executive’s target AICP bonus opportunity for the 2012 service year shall be no less than $375,000. AICP bonuses for each calendar year shall be payable in the following calendar year as determined by the Board or Compensation Committee; provided, however, that payment, if any, shall be made no later than March 15th of such following year.  Executive agrees that upon the Effective Date Executive shall no longer be entitled to earn an enhanced bonus with respect to the 2011 service year, as described in the letter to Executive from the Company dated January 24, 2011, and such letter shall be of no further force or effect.

(c)
Long Term Incentive Plan.  As a senior management executive of the Company, Executive shall participate annually in the Long Term Incentive Plan as determined by and on such terms approved by the Company, the Board or the Compensation Committee, in its sole discretion.The LTIP may include stock options, restricted stock, restricted stock units and/or other types of compensation. In addition, upon the Effective Date, Executive will receive a long term incentive award with a total value of $775,000, consisting of  (i) an award of restricted stock with a value of $348,750 issued under the Company’s 2005 Long Term Incentive Plan, with the number of shares of stock to be determined by the closing price of the Company’s common stock on the day prior to the award, the award and terms and conditions thereof (including but not limited to the pro-rata vesting of such shares over a five-year period beginning on the anniversary of the date of grant) to be  evidenced by a separate Restricted Stock Award Agreement between the Company and Executive, and (ii) a cash opportunity award in the amount of $426,250 issued under the Company’s 2009 Long Term Incentive Cash Plan, the award and terms and conditions thereof (including but not limited to the pro-rata vesting of such award over a five-year period beginning on the anniversary of the date of the grant) to be evidenced by a separate 2009 Long-Term Incentive Cash Plan Award Letter between the Company and Executive.

(d)
Benefits.  Executive shall be entitled to participate in the Company’s various employee benefit plans as the same may be constituted from time to time, including without limitation, the Company’s 401(k) plan, any health insurance plans and any other employee welfare benefit programs, in the same manner as other senior management executives of the Company, subject to the terms and conditions of the plans, as same may be amended or terminated pursuant to their terms from time to time as determined by the Company in its sole discretion.

(e)
Expenses.  Executive shall be reimbursed by the Company for all reasonable business expenses incurred by Executive in performance of his duties hereunder upon the submission of appropriate vouchers, bills or receipts for such expenses in accordance with the Company’s policy, and upon Executive’s reasonable documentation of such expenses, the expenses shall be paid in a cash lump sum payment as soon as reasonably practicable, but in no event later than March 15th of the calendar year following the calendar year in which the expenses are incurred.

(f)
Vacation.  Executive will be provided four (4) weeks’ paid vacation in each calendar year, to be accrued at a prorata monthly rate, and additional paid holidays and similar rights and privileges as are enjoyed generally by Company’s senior management executives.  Vacation shall be subject to the Company’s policy and vacation days must be taken in accordance with the Company’s policy for senior management executives, as may be amended from time to time.

6.	Termination.

(a)
Death, Disability or Retirement.  The Company may terminate Executive’s employment if he is Disabled for six (6) consecutive months or for a total of six (6) months during any 12-month period.  Executive’s employment will be automatically terminated upon his death or Retirement.

(b)	Termination for Cause. The Company may terminate Executive’s employment immediately for Cause by written notice to Executive.

(c)	Termination Without Cause. The Company may terminate Executive’s employment without Cause and for any reason upon written notice to Executive.

(d)
Termination by Executive Without Good Reason.  Executive may terminate his employment upon 30 days’ written notice to the Company. In the event Executive terminates his employment in this manner, he shall remain in the Company’s employ subject to all terms and conditions of this Agreement for the entire 30-day period unless instructed otherwise by the Company in writing.

(e)
Termination by Executive for Good Reason.  Executive may terminate his employment for “Good Reason” by giving the Company advance written notice of such intent and the grounds thereof within a period not to exceed 30 days after the existence of the event constituting Good Reason.  After Executive gives such notice, the Company shall have 30 days to correct the Good Reason event, and if the Company does not correct the Good Reason event within the prescribed time, Executive must terminate his employment within 61 days of the date of the event constituting Good Reason in order to be entitled to any benefits under Section 7(d) of this Agreement.  In addition, once an event constitutes Good Reason, if the Company does not correct the event and if Executive does not give notice (as described above) and terminate his employment within 61 days of the event, such specific instance of the event shall no longer constitute Good Reason under this Agreement.

(f)
Resignation of All Positions.  Executive agrees that after any termination of his employment, he will tender his resignation from any position he may hold as an officer or director of the Company or any Affiliate or otherwise associated companies.

7.	Severance and Change in Control Payments and Benefits. Executive shall be entitled to the following compensation under the following circumstances:

(a)
Death, Disability or Retirement.  In the event Executive’s employment is terminated as a result of his death, Disability or Retirement, Executive’s rights under any Equity-Based Awards or other compensation rights or awards shall be determined in accordance with the controlling plan documents and award agreements and his unpaid Base Annual Salary shall be paid through the Date of Termination in accordance with the Company’s normal payroll practices.  Any unpaid AICP bonus for a calendar year preceding the calendar year of Executive’s Date of Termination shall be paid when the AICP bonus for other participants is paid but in no event later than March 15th of the calendar year following the end of the calendar year of the applicable AICP bonus.  Executive’s award under any AICP to which he would otherwise be entitled in the calendar year of his Date of Termination shall be prorated for the period of his participation in the AICP during the relevant calendar year, and payable at the same time other participants in the AICP receive payment but in no event later than March 15th of the calendar year following the calendar year of the Date of Termination.  Executive shall be reimbursed for all expenses incurred and in accordance with Section 5(e); Executive shall be paid all accrued unused vacation in accordance with the Company’s vacation policy, as amended from time to time, and Executive shall be entitled to all benefits under Section 5(d) subject to the terms and conditions of the applicable plan documents and arrangements, as amended from time to time.

(b)
Termination for Cause or Resignation of Executive Without Good Reason.  If Executive is terminated by the Company for Cause or if Executive resigns or otherwise terminates without Good Reason, no AICP bonus for the calendar year of his Date of Termination will be paid, all other benefits and rights, including Equity-Based Awards shall be determined under the then governing plans and award agreements, and his unpaid Base Annual Salary shall be paid through to the Date of Termination in accordance with the Company’s normal payroll practices.  Any unpaid AICP bonus for a calendar year preceding the calendar year of Executive’s Date of Termination shall be paid in accordance with the terms of the applicable AICP and when the AICP bonus for other participants is paid but in no event later than March 15th of the calendar year following the end of the calendar year of the applicable AICP bonus.  Executive shall be reimbursed for all expenses incurred and in accordance with Section 5(e); Executive shall be paid all accrued unused vacation in accordance with the Company’s vacation policy, as amended from time to time, and Executive shall be entitled to all benefits under Section 5(d) subject to the terms and conditions of the applicable plan documents and arrangements, as amended from time to time.

(c)
Termination Without Cause.  In the event Executive’s employment with the Company is terminated by the Company without Cause, the Company shall pay Executive an amount equal to his Base Annual Salary for the year in which the termination occurs in a lump sum cash payment as soon as administratively feasible following the Date of Termination but no later than 70 days after the Date of Termination (subject to Section 7(h)). There shall be an automatic acceleration of the vesting of any Equity-Based Awards granted to Executive by the Company that were scheduled to vest by their terms within 12 months following the Date of Termination, and to the extent the provisions of this Section 7(c) change the terms of such Equity-Based Awards held by Executive now or in the future, this Section 7(c) shall be deemed an amendment to the agreement between Company and Executive setting forth the terms of such awards and shall form part of such agreement. Except as provided in the previous sentence, Executive’s rights under any Equity-Based Awards or other compensation rights or awards shall be determined according to the controlling plan documents and award agreements, and the benefits provided in this Section 7(c) regarding Executive’s Equity-Based Awards shall be in addition to, and not in limitation of, the value or benefit of any Equity-Based Awards, the exercisability, vesting or payment of which is accelerated or otherwise enhanced pursuant to the terms of the LTIP or agreement heretofore or hereafter adopted between Executive and the Company regarding Equity-Based Awards granted to Executive.  Executive’s unpaid Base Annual Salary shall be paid through his Date of Termination in accordance with the Company’s normal payroll practices. Any unpaid AICP bonus for a year preceding the calendar year of Executive’s Date of Termination shall be paid when the AICP bonus for other participants is paid but in no event later than March 15th of the calendar year following the end of the calendar year of the applicable AICP bonus.  In addition, the Company shall pay Executive his award under any AICP for the calendar year of his Date of Termination  (a) calculated on the basis of the Company and Executive having fully met all performance criteria (financial, personal or otherwise) for a target bonus (which will not include any multiplier that may be applicable to result in a maximum bonus), (b) paid on the basis of a deemed 12-month calendar year participation in the plan, and (c) payable at the same time other participants in the plan receive payment but no later than March 15th of the calendar year following the end of the calendar year of the Date of Termination.  Executive shall be reimbursed for all expenses incurred and in accordance with Section 5(e); Executive shall be paid all accrued unused vacation in accordance with the Company’s vacation policy, as amended from time to time, and Executive shall be entitled to all benefits under Section 5(d) subject to the terms and conditions of the applicable plan documents and arrangements, as amended from time to time.

(d)
Termination by Executive for Good Reason. In the event that Executive terminates his employment with the Company for Good Reason, the Company shall pay Executive an amount equal to his Base Annual Salary for the year in which the termination occurs in a lump sum cash payment as soon as administratively feasible following the Date of Termination but no later than 70 days after the Date of Termination (subject to Section 7(h)). There shall be an automatic acceleration of the vesting of any Equity-Based Awards granted to Executive by the Company that were scheduled to vest by their terms within 12 months following the Date of Termination, and to the extent the provisions of this Section 7(d) change the terms of such Equity-Based Awards held by Executive now or in the future, this Section 7(d) shall be deemed an amendment to the agreement between Company and Executive setting forth the terms of such awards and shall form part of such agreement. Except as provided in the previous sentence, Executive’s rights under any Equity-Based Awards or other compensation rights or awards or benefits shall be determined according to the controlling plan documents and award agreements, and the benefits provided in this Section 7(d) regarding Executive’s Equity-Based Awards shall be in addition to, and not in limitation of, the value or benefit of any Equity-Based Awards, the exercisability, vesting or payment of which is accelerated or otherwise enhanced pursuant to the terms of the LTIP or agreement heretofore or hereafter adopted between Executive and the Company regarding Equity-Based Awards granted to Executive.  Executive’s unpaid Base Annual Salary shall be paid through his Date of Termination in accordance with the Company’s normal payroll practices. Any unpaid AICP bonus for a year preceding the calendar year of Executive’s Date of Termination shall be paid when the AICP bonus for other participants is paid but in no event later than March 15th of the calendar year following the end of the calendar year of the applicable AICP bonus.  In addition, the Company shall pay Executive his award under any AICP for the calendar year of his Date of Termination  (a) calculated on the basis of the Company and Executive having fully met all performance criteria (financial, personal or otherwise) for a target bonus (which will not include any multiplier that may be applicable to result in a maximum bonus), (b) paid on the basis of a deemed 12-month calendar year participation in the plan, and (c) payable at the same time other participants in the plan receive payment but no later than March 15th of the calendar year following the end of the calendar year of the Date of Termination.  Executive shall be reimbursed for all expenses incurred and in accordance with Section 5(e); Executive shall be paid all accrued unused vacation in accordance with the Company’s vacation policy, as amended from time to time, and Executive shall be entitled to all benefits under Section 5(d) subject to the terms and conditions of the applicable plan documents and arrangements, as amended from time to time.

(e)
Change in Control. Notwithstanding the foregoing subsections (a) – (d) of this Section 7 and in lieu thereof, if within the period beginning with the date of a Change in Control and continuing through the second anniversary thereof, the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, then:

(i)
The Company shall pay Executive as soon as administratively feasible after the date of the Change in Control but no later than 70 days following the date of the Change in Control a lump sum cash amount equal to two (2) times Executive’s Annual Cash Compensation;

(ii)	Executive’s rights under any Equity-Based Awards or other compensation rights, benefits or awards shall be as provided in the governing plan and/or award agreements (subject to paragraph (iv) below);

(iii)
Any unpaid AICP bonus for a calendar year preceding the calendar year of the Change in Control shall be paid when the AICP bonus for other participants is paid but in no event later than March 15th of the calendar year following the end of the calendar year of the applicable AICP bonus;

(iv)
Notwithstanding the provision of any agreement to the contrary, the Company shall cause all of Executive’s existing unvested Equity-Based Awards to be accelerated and vested immediately as of the date of the Change in Control and payment or issuance of shares of Common Stock shall be made pursuant to the applicable plans and/or award agreements (for the avoidance of doubt, the benefits provided for in this Section 7(e)(iv) regarding Executive’s Equity-Based Awards shall be in addition to, and not in limitation of, the value or benefit of any Equity-Based Awards, the exercisability, vesting or payment of which is accelerated or otherwise enhanced pursuant to the terms of the LTIP or other agreement heretofore or hereafter adopted between Executive and the Company regarding Equity-Based Awards granted to Executive).

(v)
Executive shall be promptly reimbursed all reasonable business expenses incurred by him upon reasonable documentation and in accordance with Company policy prior to the date of the Change in Control to be paid no later than March 15th following the end of the calendar year in which the expenses were incurred;

(vi)
Company shall pay a lump sum amount equal to the cost of continuation of group health coverage under COBRA for a period of 18 months based upon the rates of such COBRA coverage for the coverage as in effect for Executive (and his dependents, if applicable) on the date of the Change in Control to be paid in a cash lump sum payment at the same time payment under Section 7(e)(i) is made;

(vii)	If any payments are payable under this Section 7(e), in no event will any amounts be paid or payable under Section 7(a)-(d).

Notwithstanding any other provision of this Agreement, Executive’s employment shall be deemed to have been terminated by the Company without Cause or by Executive with Good Reason following a Change of Control if A) Executive’s employment is terminated by the Company without Cause prior to a Change of Control (whether or not a Change of Control actually occurs) and such termination was at the request of a Person who has entered into an agreement with the Company or its shareholder(s) the consummation of which would constitute a Change of Control, B) Executive terminates his employment with the Company for Good Reason prior to a Change of Control (whether or not a Change of Control actually occurs) and the act, circumstances or event which constitutes Good Reason occurs at the request or direction of such Person or shareholder, or (C) Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason and such termination without Cause or the act, circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change of Control and occurred after either a letter of intent or similar agreement with respect to such a transaction or a public announcement of a proposed transaction is made, provided that in the case of (C) above, any requirement that the Company pay the amounts required by Section 7(e)(i) shall only be required if the transaction is in fact consummated, and if the proposed transaction is abandoned or terminated by the Company or the Person or shareholder(s) prior to consummation, then Executive’s entitlement to a payout under Section 7(e)(i) shall revert to that required by Section 7(c) or 7(d), as applicable (as if a deemed Change of Control had not occurred).

(f)
Release of All Claims.  In order to receive any payments (other than any unpaid Base Annual Salary and accrued vacation through to his Date of Termination, if applicable) pursuant to Section 7(c) or (d), Executive shall first be required to execute and return a release in a form and substance satisfactory to the Company which releases the Company and its Affiliates, and their officers, employees, and directors and any employee benefit plan (and any other Company related person as specified in the release) (the “Company Group”) of any claims which Executive may have as against the Company Group and such release must be effective and not revoked within the time prescribed in the release and the release must be returned and effective within the time period specified by the Company in the release but in no event later than 60 days after Executive’s Date of Termination if payments are made pursuant to Section 7(c) or (d).

(g)
No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment or other benefit required to be paid to Executive pursuant to this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any such payment or other benefit be reduced on account of any compensation earned by Executive as a result of employment.  The Company’s obligation to make the payments provided for in this Agreement (including, but not limited to, the payments under Section 7(c), (d) or (e)) and otherwise perform its obligations hereunder shall not be affected by any counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others, exclusive of payroll withholdings required by law.

(h)
Specified Employees.  Notwithstanding any other provision herein, if Executive is a “Specified Employee” (as that term is defined in Code Section 409A) as of his Date of Termination, then any amounts under this Agreement which are payable upon his “Separation from Service” (within the meaning of Code Section 409A) and subject to the provisions of Code Section 409A and not otherwise excluded under Code Section 409A, shall not be paid until the first (1st) business day that is at least six (6) months after the date after Executive’s Date of Termination (the “Waiting Period”).  Any payments that would have been made to Executive during the Waiting Period but for this Section 7(h) shall instead be made to Executive in the form of a lump sum payment on the date that payments commence pursuant to the preceding sentence with interest (calculated at the short-term applicable federal rate compounded semi-annually) on the amount not paid during the Waiting Period from the Date of Termination through the date of payment.

8.	Inventions, Confidential Information, Patents, and Copyright Works.

(a)
Notification of Company. Upon conception, all Inventions, Confidential Information, and Copyright Works shall become the property of the Company (or the United States Government where required by law) whether or not patent or copyright registration applications are filed for such subject matter. Executive will communicate to the Company promptly and fully all Inventions, or suggestions (whether or not patentable), all Confidential Information or Copyright Works made, designed, created, or conceived by Executive (whether made, designed, created, or conceived solely by Executive or jointly with others) during the period of his employment with the Company: (a) which relate to the actual or anticipated business, research, activities, or development of the Company at the time of the conception; or (b) which result from or are suggested by any work which Executive has done or may do for or on behalf of the Company; or (c) which are developed, tested, improved, or investigated either in part or entirely on time for which Executive was paid by the Company, or using any resources of the Company.

(b)
Transfer of Rights.  Executive agrees, during his employment with the Company, to assign and transfer to and does hereby assign and transfer to the Company Executive’s entire right, title, and interest in all Inventions, Confidential Information, Copyright Works and patents prepared, made or conceived by or in behalf of Executive (solely or jointly with others): (a) which relate in any way to the actual or anticipated business of the Company, or (b) which relate in any way to the actual or anticipated research or development of the Company, or (c) which are suggested by or result, directly or indirectly, from any task assigned to Executive or in which Executive otherwise engages in behalf of the Company. Executive also agrees to do all things necessary to transfer to the Company Executive’s entire right, title, and interest in and to all such Inventions, Confidential Information, Copyright Works or patents as the Company may request, on such forms as the Company may provide, at any time during or after Executive’s employment. Executive will promptly and fully assist the Company during and subsequent to his employment in every lawful way to obtain, protect, and enforce the Company’s patent, copyrights, trade secret or other proprietary rights for Inventions, Confidential Information, Copyright Works or patents in any and all countries.

(c)
Notice of Rights Under State Statutes.  No provision in this Agreement is intended to require assignment of any of Executive’s rights in an Invention for which no equipment, supplies, facilities, Confidential Information, Copyright Works, Inventions, patents or information of the Company was used, and which was (1) developed entirely on Executive’s own time; (2) does not relate directly or indirectly to the business of the Company or to the actual or demonstrably anticipated research or development of the Company; and (3) does not result from any work performed by Executive for the Company or assigned to Executive by the Company.

(d)
Rights in Copyrights.  Unless otherwise agreed in writing by the Company, all Copyright Works prepared wholly or partially by Executive (alone or jointly with others) within the scope of his employment with the Company, shall be deemed a “work made for hire” under the copyright laws and shall be owned by the Company. Executive understands that any assignment or release of such works can only be made by the Company. Executive will do everything reasonably necessary to enable the Company or its nominee to protect its rights in such works. Executive agrees to execute all documents and to do all things necessary to vest in the Company Executive’s right and title to copyrights in such works. Executive shall not assist or work with any third party that is not an employee of the Company to create or prepare any Copyright Works without the prior written consent of the Company.

(e)
Assistance in Preparation of Applications.  During and after employment Executive will promptly and fully assist, if requested by the Company, in the preparation and filing of patents and Copyright Works registrations in any and all countries selected by the Company and will assign to the Company Executive’s entire right, title, and interest in and to such patents and Copyright Works registrations, as well as all Inventions or Copyright Works to which such patents and Copyright Works registrations pertain, to enable any such properties to be prosecuted under the direction of the Company and to ensure that any patent or Copyright Works registration obtained will validly issue to the Company.

(f)
Execute Documents.  During and after employment Executive will promptly sign any and all lawful papers, take all lawful oaths, and do all lawful acts, including testifying, at the request of the Company, in connection with the procurement, grant, enforcement, maintenance, exploitation, or defense against assertion of any patent, trademark, copyright, trade secret or related rights, including applications for protection or registration thereof. Such lawful papers include, but are not limited to, any and all powers, assignments, affidavits, declarations and other papers deemed by the Company to be necessary or advisable.

(g)
Keep Records.  Executive will keep and regularly maintain adequate and current written records of all Inventions, Confidential Information, and Copyright Works he participates in creating, conceiving, developing, and manufacturing. Such records shall be kept and maintained in the form of notes, sketches, drawings, reports, or other documents relating thereto, bearing at least the date of preparation and the signatures or name of each employee contributing to the subject matter reflected in the record. Such records shall be and shall remain the exclusive property of the Company and shall be available to the Company at all times.

(h)
Return of Documents, Equipment, Etc.  All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Inventions, Confidential Information, or Copyright Works and all equipment, components, parts, tools, and the like in Executive’s custody or possession that have been obtained or prepared in the course of Executive’s employment with the Company shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without Executive retaining any copies, upon notification of the termination of Executive’s employment or at any other time requested by the Company.  The Company shall have the right to retain, access, and inspect all property of Executive of any kind in the office, work area, and on the premises of the Company upon termination of Executive’s employment and at any time during employment by the Company, to ensure compliance with the terms of this Agreement.

(i)
Other Contracts.  Executive represents and warrants that he is not a Party to any existing contract relating to the granting or assignment to others of any interest in Inventions, Confidential Information, Copyright Works or patents hereafter made by Executive except insofar as copies of such contracts, if any, are attached to this Agreement.

(j)
Assignment After Termination.  Executive recognizes that ideas, Inventions, Confidential Information, Copyright Works, Copyright Works registrations or patents relating to his activities while working for the Company that are conceived or made by Executive, alone or with others, within one (1) year after termination of his employment may have been conceived in significant part while Executive was employed by the Company.  Accordingly, Executive agrees that such ideas, Inventions, Confidential Information, Copyright Works, Copyright Works registrations or patents shall be presumed to have been conceived and made during his employment with the Company and are to be assigned to the Company in accordance with this Section 8.

(k)
Prior Conceptions.  At the end of this Section 8(k), Executive has set forth, if any, what he represents and warrants to be a complete list of all Inventions, if any, patented or unpatented, or Copyright Works, including a brief description thereof (without revealing any confidential or proprietary information of any other Party) which Executive participated in the conception, creation, development, or making of prior to his employment with the Company and for which Executive claims full or partial ownership or other interest, or which are in the physical possession of a former employer and which are therefore excluded from the scope of this Agreement.

Prior Conceptions:  None

9.
Non-Competition, Non-Solicitation, and Confidentiality.  The Company and Executive acknowledge and agree that while Executive is employed pursuant to this Agreement, the Company will give Executive access to Confidential Information of the Company and its Affiliates to which Executive did not have access prior to signing this Agreement and which Executive may need and use during such employment, the receipt of which is hereby acknowledged by Executive; Executive will be provided under this Agreement (i) specialized training on how to perform his duties and (ii) contact with the Company’s and its Affiliates’ customers and potential customers.  In consideration of all of the foregoing, the Company and Executive agree as follows:

(a)
Non-Competition During Employment.  Executive agrees that for the duration of this Agreement, he will not compete with the Company by engaging in (i) the conception, design, development, production, marketing, or servicing in the offshore energy construction services industry in the Gulf of Mexico; or (ii) the oil and gas exploration and production business in the Gulf of Mexico or other fields in which the Company owns interests (for purposes of this Section 9, the “Services”), and that he will not work for, in any capacity, assist, or become affiliated with as an owner, partner, employee, contractor, joint venture or otherwise, either directly or indirectly, any individual or business which performs the Services.

(b)
Non-Competition After Employment.  Executive agrees that for a period of one (1) year after termination of his employment with the Company for any reason he will not compete with the Company by engaging in the conception, design, development, production, marketing, or servicing in the Services, and that he will not work for, in any capacity, assist, or become affiliated with as an owner, partner, employee, contractor, joint venture or otherwise, either directly or indirectly, any individual or business which performs the Services; provided, however, that Executive may accept employment with a business which performs the Services if Executive is employed by a division, affiliate, or subsidiary that does not perform the Services and Executive understands and agrees that he cannot perform any services for the division, subsidiary, or affiliate which does compete with the Company in the provision of the Services.

(c)
Conflicts of Interest.  Executive agrees that for the duration of this Agreement, he will not engage, either directly or indirectly, in any Conflict of Interest, and that Executive will promptly inform a corporate officer of the Company as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to the Company any other facts of which Executive becomes aware which might involve or give rise to a Conflict of Interest or potential Conflict of Interest.

(d)
Non-Solicitation of Customers.  Executive further agrees that, for the duration of this Agreement, and for a period of one (1) year after the termination of his employment with the Company for any reason, he will not solicit or accept any business for the provision of the Services from any customer or client or prospective customer or client with whom Executive dealt, had contact with or during the time Executive was employed by the Company.

(e)
Non-Solicitation of Employees.  Executive agrees that for the duration of this Agreement, and for a period of one (1) year after the termination of his employment with the Company for any reason, he will not either directly or indirectly, on his own behalf or on behalf of others, solicit, attempt to hire, or hire any person employed by the Company to work for Executive or for any other entity, firm, corporation, or individual; provided, however, that nothing in this Section 9(e) shall prohibit a future employer of Executive from soliciting, attempting to hire, or hiring any person employed by the Company so long as Executive is not directly or indirectly involved in the process including, but not limited to providing or suggesting (directly or indirectly) names of such employees to anyone for purposes of possible employment and/or directing such employees to contact anyone for purposes of possible employment.

(f)
Confidential Information.  Executive further agrees that he will not, except as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish, or otherwise disclose to any third party any Confidential Information or proprietary information of the Company, or authorize anyone else to do these things at any time either during or subsequent to his employment with the Company.  This Section 9(f) shall continue in full force and effect after termination of Executive’s employment and after the termination of this Agreement for any reason.  Executive’s obligations under this Section 9(f) of this Agreement with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately.  It is understood that such Confidential Information and proprietary information of the Company include matters that Executive conceives or develops, as well as matters Executive learns from other employees of the Company.

(g)
Confidential Information of Prior Employer.  Executive will not disclose or use during the period of his employment with the Company any proprietary or confidential information or copyright works, which Executive may have acquired because of employment with an employer other than the Company.

(h)
Time Period Tolled.  The time periods referenced in this Section 9 during which Executive is restrained from competing against the Company shall not include any period of time during which Executive is in breach of this Agreement.  Said time periods referenced in this Section 9 will be tolled, such that the Company will receive the full benefit of the time period in the event Executive breaches this Agreement.

(i)
Breach.  Executive agrees that any breach of Sections 9(a), (b), (c), (d), (e) or (f) above cannot be remedied solely by money damages, and that in addition to any other remedies the Company may have, the Company is entitled to obtain injunctive relief against Executive.  Nothing herein, however, shall be construed as limiting the Company’s right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement.

(j)
Independent Covenants.  All covenants contained in this Section 9 shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

10.
Return of Company Property.  Executive agrees to execute and deliver such documents and take all other actions as the Company may request from time to time in order to effect the transfer and delivery to the Company of any of the Company’s or its Affiliate’s assets in the possession or subject to the control of Executive including, without limitation, the Company’s or its Affiliate’s computers, printers, books, records, files, databases, software, Confidential Information, and other documents in whatever form or medium and wherever located, and the Company’s or its Affiliate’s credit cards, travel authority cards, parking and identification badges.

11.
Right to Enter Agreement.  Executive represents and covenants to the Company that he has full power and authority to enter into this Agreement and that the execution of this Agreement will not breach or constitute a default of any other agreement or contract to which he is a Party or by which he is bound.

12.
Assignment.  This Agreement may be assigned by the Company, but cannot be assigned by Executive.  An assignment of this Agreement by the Company shall not relieve the Company of any liability or obligation under this Agreement except any such assignment in connection with or as a result of a Change in Control (including, but not limited to, by operation of law).

13.
Binding Agreement.  The Parties acknowledge that this Agreement shall be binding upon and inure to the benefit of (a) Executive’s heirs, successors, personal representatives, and legal representatives and (b) any successor of the Company.  Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes.  As used herein, “successor” shall include any person, firm, corporation, or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

14.	Notices. All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, by hand delivery or by overnight delivery service addressed as follows:

If to Executive:	Clifford Chamblee
17303 East Blooming Ct.
Cypress, TX 77429

If to the Company:	Helix Energy Solutions Group, Inc.
Attn: President and Chief Executive Officer
400 North Sam Houston Parkway East, Suite 400
Houston, TX 77060

With a copy to:	Helix Energy Solutions Group, Inc.
Attn: General Counsel
400 North Sam Houston Parkway East, Suite 400
Houston, TX 77060

15.
Waiver.  No waiver by either Party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.

16.
Severability.  If any provision of this Agreement is determined to be void, invalid, unenforceable, or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect.  Furthermore, any breach by the Company of any provision of this Agreement shall not excuse Executive’s compliance with the requirements of Sections 8 or 9, to the extent they are otherwise enforceable.

17.
Arbitration.  Except with respect to injunctive relief which may be sought by the Company or Executive from a court in Harris County, Texas, to which the Parties hereby submit to personal jurisdiction, the Parties agree to resolve any and all claims or controversies past, present, or future arising out of or relating to this Agreement, Executive’s employment and/or termination of employment with the Company, including but not limited to claims for wrongful termination of employment, and claims under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, the Sarbanes-Oxley Act, the Equal Pay Act, the Fair Labor Standards Act, Chapter 21 of the Texas Labor Code, formerly known as the Texas Commission on Human Rights Act, the retaliatory discharge provisions of the Texas Worker’s Compensation Act, the Texas Pay Day Act, and any similar state law or local ordinance to binding arbitration under the Federal Arbitration Act, before one neutral arbitrator in the City of Houston, State of Texas, under the American Arbitration Association (“AAA”) National Rules for the Resolution of Employment Disputes.  If the Parties cannot agree on one arbitrator, a list of seven (7) arbitrators will be requested from AAA, and the arbitrator will be selected using alternate strikes with Executive striking first.  The Parties further agree that (i) except as expressly awarded in arbitration and subject to Section 25 below, each party shall be responsible for its own expenses, including but not limited to attorneys’ fees in connection with the cost of the arbitration except that the fees of the arbitrators shall be shared equally by Executive and the Company, (ii) collective actions are not permissible unless agreed upon by the parties in writing, (iii) administrative proceedings under the National Labor Relations Act and Title VII of the Civil Rights Act are not precluded, (iv) the work of Executive involves interstate commerce, and (v) the award rendered by the arbitrator is final and binding, and judgment thereon may be entered in any court having jurisdiction thereof.  The invalidity or unenforceability of any provision of this Section shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect; provided, however, that any claim the Company has for breach of the covenants contained in Sections 8 and 9 of this Agreement shall not be subject to mandatory arbitration, and may be pursued in a court of law or equity.

18.
Entire Agreement.  The terms and provisions contained herein shall constitute the entire agreement between the Parties with respect to Executive’s employment with the Company during the time period covered by this Agreement.  This Agreement replaces and supersedes any and all existing agreements entered into between Executive and the Company relating generally to the same subject matter.

19.
Modification of Agreement.  This Agreement may not be changed or modified or released or discharged or abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by Executive and an officer or other authorized executive of the Company.

20.
Understand Agreement.  Executive represents and warrants that he has read and understood each and every provision of this Agreement, acknowledges that he has obtained independent legal advice from attorneys of his choice, and confirms that Executive has freely and voluntarily entered into this Agreement.

21.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving any effect to the conflict of laws provisions thereof.

22.
Code Section 409A.  The Parties agree that the Company may amend and/or operate this Agreement to be exempt from or to comply with Code Section 409A including, but not limited to, using the definitions or other terms required by Code Section 409A and including without limitation any notices, rulings, interpretations or regulations issued under Code Section 409A after the date hereof to avoid the application of penalty taxes under Code Section 409A.  The Company and Executive shall cooperate in good faith for the adoption of such amendments and/or the operation of the Agreement to avoid the application of penalty taxes under Code Section 409A.  The Parties agree that Executive shall have no right to specify the calendar year during which any payment hereunder shall be made.

23.
No Guarantee of Tax Consequences.  None of the Company nor any of its Affiliates or their officers, directors or employees guarantees or shall be responsible or liable for the federal, state, local, domestic and foreign, tax consequences to Executive respecting any payments or benefits provided to Executive under this Agreement, including but not limited to, any excise taxes that may be imposed under Code Section 409A.  Executive acknowledges that the Company has advised him to consult his own counsel and/or tax advisor respecting all of the terms of this Agreement, including but not limited to, Sections 7, 8 and 9.

24.
Withholding Taxes.  The Company may withhold from all salary, bonuses, or other benefits or payments under this Agreement all federal, state, local, domestic and foreign, taxes as shall be required pursuant to any law or governmental ruling or regulation as reasonably determined by the Company.

25.
Legal Fees on Change in Control.  If a Date of Termination occurs after a Change in Control occurs, the Company agrees, upon reasonable documentation, to reimburse to the full extent permitted by law, all legal fees and expenses to a maximum of fifty thousand dollars ($50,000.00) which Executive, Executive’s legal representatives or Executive’s family may reasonably incur arising out of or in connection with any arbitration or litigation, if applicable, concerning the validity or enforceability of any provision of the Agreement, or any action by Executive, Executive’s legal representatives, or Executive’s family to enforce his or their rights under this Agreement, regardless of the outcome of such arbitration or litigation.  The expenses that may be reimbursed under this Section 25 shall in no way modify Executive’s duty to arbitrate any such claims or the arbitration provisions under Section 17.  Notwithstanding the foregoing, to the extent that Code Section 409A is applicable to the expenses under this subsection, and to the extent that no exception under Code Section 409A is applicable, the following shall apply:  (a) all expenses that are includable in income to be paid under this subsection shall only be paid if such expenses are incurred prior to the last day of the second (2nd) calendar year following the calendar year in which the Date of Termination occurs; (b) all expenses must be paid by the end of the third (3rd) calendar year following the calendar year in which the Date of Termination occurs; (c) Executive (or his legal representative or family) must provide the Company with reasonable documentation of such expenses; (d) payments for such expenses will be made within 15 business days after reasonable documentation of the expenses incurred has been provided to the Company (and such documentation must be provided within 45 days after the expenses are incurred) but in no event later than the end of Executive’s taxable year following the year in which the expenses were incurred; and (e) the payments under this subsection cannot be substituted for another benefit.

26.
Disputed Payments and Refusals to Pay.  If following the Date of Termination, the Company fails to make a payment due under Section 7(e) or Section 25 of this Agreement in whole or in part as of the payment date specified in this Agreement, either intentionally or unintentionally, other than with the express or implied consent of Executive, the Company shall owe Executive interest on the delayed payment, compounded quarterly, if  Executive (i) accepts the portion (if any) of the payment that the Company is willing to make (unless such acceptance will result in a relinquishment of the claim to all or part of the remaining amount) and (ii) makes prompt and reasonable good faith efforts to collect the remaining portion of the payment (determined utilizing the standards set forth in Treasury Regulation § 1.409A-3(g)).  Any such interest payments shall become due and payable effective as of the applicable payment date(s) specified in (i) Section 7(e) with respect to the delinquent payment(s) due under Section 7(e) and (ii) Section 25 with respect to the delinquent payment(s) due under Section 25.  Such interest payable under this Section 26 shall be calculated at a rate equal to an amount equal to two percentage points in excess of the prime commercial lending rate announced from time to time by J.P. Morgan Chase Bank or its successor during the period of such nonpayment, compounded quarterly.  The Company shall pay such interest payable under this Section 26 no later than the deadline specified in Treasury Regulation § 1.409A-3(g).

27.
Counterparts.  Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.  This Agreement may be executed by portable document format (PDF) or facsimile signature which signature shall be binding upon the Parties.

28.
Outside Interests. The Company acknowledges that it has been advised that Executive is, and will continue to be, a shareholder and member of the board of directors of UTEC International Limited and Pipeline Services Inc.  The Company agrees that such current and continuing ownership and membership on the same basis on which Executive currently participates in such organizations (i.e., Executive has a passive interest in each of such entities, and does not and will not participate in the award by the Company of any work or contract to such entities), shall not be considered a violation of any provision of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date first written above.

EXECUTIVE                                                                   THE COMPANY

       HELIX ENERGY SOLUTIONS GROUP, INC.

By:       /s/ Clifford Chamblee                    By:   /s/ Owen Kratz
       ----------------------------------                                                    ------------------------------------------------
Name: Clifford Chamblee                                                                                  Owen Kratz
                                President and Chief Executive Officer

Date:  May 11, 2011                                                                     Date: May 11, 2011